Exhibit 99.10(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

ELISABETH M. BENTZINGER

DIRECT LINE: 202.383.0717

E-mail: elisabeth.bentzinger@sutherland.com

April 25, 2014

VIA EDGAR

Board of Directors

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Re:	Protective Advantage II Variable Annuity
Post-Effective Amendment No. 2

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 by Protective Life Insurance Company and United Investors Annuity Variable Account for certain variable annuity contracts (File No. 333-182483).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Elisabeth M. Bentzinger
Elisabeth M. Bentzinger